EXHIBIT 22


                         SUBSIDIARIES OF THE REGISTRANT


1.       Swift Transportation Co., Inc., an Arizona corporation

2.       Swift Leasing Co., Inc., an Arizona corporation

3.       Common Market Distributing Co., Inc., an Arizona corporation

4.       Sparks Finance Co., Inc., a Nevada corporation

5.       Cooper Motor Lines, Inc., a South Carolina corporation

6.       Common Market Equipment Co., Inc., an Arizona corporation

7.       Swift Transportation Co. of Virginia, Inc., a Virginia corporation

8.       Swift of Texas Co., Inc., a Texas corporation

9.       Swift Logistics Co., Inc., an Arizona corporation

10.      Swift Transportation Corporation, a Nevada Corporation